Exhibit 99.1

Press Release #202008	FOR IMMEDIATE RELEASE	May 20, 2020

Enertopia CEO Provides Corporate Update

Kelowna, BC-Enertopia Corporation (ENRT) on the OTC (the "Company" or "Enertopia") is happy to provide the following update.

Over the past month we have received questions about how things were progressing on our Clayton Valley, Nevada lithium project, and our efforts in the strategic review of clean energy business opportunities.

At the Clayton Valley property, we have completed our preparations and continue testing of the enriched Lithium synthetic brine, utilizing the Lithium enriched claystone's. Our current phase of testing is expected to be completed by the end of June, based on these results the next phase of testing would result in Ion-resin exchange work to further concentrate the lithium solutions we are currently creating from the Clayton Valley source rock.

With respect to our clean energy search for potential products and services; we believe that before the end of our fiscal 4th quarter August 31st we will have the final paperwork on at least one of these steps, this strategic move will benefit the Company as discussions continue to progress.

We are also positioning Enertopia to take advantage of key technological changes in the electric vehicle (EV) marketplace. Such macro changes are the falling cost of Li-Ion battery cells as the price continues to drop to around $150 per kWh today, from nearly $1,200 kWh only 10 years ago. Most experts have been predicting the cost to fall to $100 by 2025. Some others are talking about this number potentially being reached in the coming months by Tesla as they are expected to have a major Li-Ion battery announcement in June.

The second big change in battery technology has been the dramatic increase in driving range. For example, the Tesla model S has a range of 370 miles with some reports indicating that 400 miles is not far behind. While Tesla gets a lion share of the press, they are not alone in Li-ion battery development, as several other car, battery and major lithium producers are actively working on Solid State Li-ion batteries that could potentially increase ranges by a further 50% to 100% in the next 5 years.

Conclusion:

We continue to believe that the Lithium hosted claystone deposits in Nevada will become major sources of Lithium production in the 2020's and offer the USA a secure domestic supply of battery grade Lithium products.

America is uniquely positioned to not only maintain but to keep a leadership role in energy independence as it transitions to a low carbon footprint. Our large land mass is ideal for wind generation and for high solar isolation, a requirement for peak solar PV production. These geographical features and the increasing capacity for a decentralized electricity grid offer America the opportunity to remain in its leadership role well into the future!

Recent world events have shown it makes logistical and security of supply sense to have a local source of supply whenever possible, and in the case of lithium this is not only possible but necessary.  The state of Nevada is uniquely positioned to lead the way once again. In the 1890's and early 1900's the State led the World in silver production which became a driver of wealth for American prosperity. Over the past several decades Nevada has quietly been one of the world's top producers of gold. Now it is positioned to lead America in the production of Lithium for the next generation of transportation with EV's.

As talks progress on potential joint ventures & strategic alliances, we will continue to provide our shareholders updates as discussions warrant.

Sincerely,

Robert McAllister

About Enertopia:

A Company focused on using advanced sustainable technology for extracting lithium and verifying or sourcing other emerging intellectual property in the EV & Green Technology sectors in order to build shareholder value.

Enertopia shares are quoted in the United States under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.888.ENRT201

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., current and future impact of COVID-19; foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates.  There can be no assurance that the testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia, or that current talks with respect to potential joint ventures or partnerships will result in definitive agreements or the mineral resources will be economic or mined. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.